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                                                                   Exhibit 10.67


October 22, 1999



Alan L. Hillyard, Ph.D.
1752 Kent Place
Vista, CA 92084

Dear Alan:

We are pleased to extend you an offer of employment with Trega Biosciences, Inc. (the "Company"). This letter shall serve to clarify the terms and conditions of the job we are offering you.

We are offering you a full-time position as Vice President, Informatics and Chief Information Officer, working under the direction of Michael G. Grey, President & Chief Executive Officer of Trega. Your employment will begin on a mutually agreed upon date with an exempt monthly salary of $15,416.67.1 Should the Company meet its annual goals you will be eligible to receive a bonus, with a target of 50% of your annual salary.

You will be eligible to participate in the Company's health-care benefit plans on the first of the month following your hire date and in the Company's 401 (k) Retirement Plan during the first enrollment period following your date of hire. You will begin accruing vacation at a rate of 15 days per year which you will be eligible to take as it is accrued. Further, as part of Trega's holiday leave policy, you will receive five (5) additional days of leave between the Christmas and New Year's holidays. Subject to the approval of the Compensation Committee on October 29, 1999, you will be granted an option to acquire 150,000 shares of stock at an exercise price equal to the closing price of Trega common stock on such date. The option is subject to the terms of the Option Agreement, the 1996 Stock Incentive Plan and your written acceptance of this offer letter on or before October 28, 1999.

You acknowledge that as a condition of employment you will be required to execute a Confidentiality Agreement and any and all other documents reasonably required by the Company to protect its proprietary trade secrets from disclosure and to prevent the unauthorized use by the Company of any proprietary trade secrets of other parties or entities. These documents are attached to this letter as Exhibit A and are incorporated into this letter by reference.

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1Please be advised that this offer is contingent on your completing an I-9 form and submitting support information regarding your right to work in the United States within three days of hire.



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Alan L. Hillyard, Ph.D.
October 22, 1999
Page 2

You acknowledge and agree that in accordance with California law, your employment with the Company is "at will" and you understand that the Company or you may terminate your employment at any time, for any reason whatsoever, with or without cause and with or without notice. The Company also reserves the right to make personnel decisions regarding your employment, including but not limited to discussions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business. You shall be entitled to receive a severance payment equal to six months' salary in the event that you are terminated without cause within 180 days following any of: (i) the filing by the Company of a voluntary petition for reorganization or dissolution under the U.S. bankruptcy laws; (ii) the filing against the Company of an involuntary petition, not promptly dismissed or bonded over, seeking dissolution of the Company under the U.S. bankruptcy laws, or (iii) a "change in control" of the Company where "change in control" means (a) the sale of all or substantially all of the Company's assets in a single transaction or a series of related transactions to an unaffiliated party, (b) the acquisition in a single transaction or a series of related transactions by an unaffiliated party of a majority of the Company's voting securities, or (c) the merger of the Company with another unaffiliated entity following which the shareholders of the Company prior to the transaction shall come to hold, by virtue of the merger transaction, fewer than a majority of the voting securities of the merged entity.

You and the Company further agree that all disputes, claims or causes of action arising out of or relating to your employment or its termination, shall be submitted to binding arbitration before a neutral arbitrator, except where the law specifically forbids the use of arbitration as a final and binding remedy (See Exhibit B).

Alan, my colleagues and I look forward to your joining our organization. We are pleased to have someone of your expertise and leadership assist in the facilitation of Trega's continued growth and success. I would like to do whatever I can over the next few days to facilitate a quick, but informed decision on your part. Please do not hesitate to contact me either at work,
(858) 410-6631 or home at (858) 509-9648. If this letter accurately reflects our agreement and your acceptance of these terms, please sign one copy and return it to me by Thursday, October 28, 1999. The other copy is for your records.

Sincerely,

/s/ Michael J. Green
Michael J. Green, Ph.D.
Vice President, Drug Discovery
For Michael G. Grey,
Chief Executive Officer



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Alan L. Hillyard, Ph.D.
October 22, 1999
Page 3

                                 ACKNOWLEDGMENT

I agree to the terms and conditions of employment set forth in this letter.




/s/ Alan Hillyard                                              October 26, 1999
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Alan Hillyard, Ph.D.                                           Date